Exhibit 99.1

Contact:
MEDIA COMMUNICATIONS Amy Bass Director of Corporate Communications 417-625-5114 abass@empiredistrict.com	INVESTOR RELATIONS Jan Watson Secretary – Treasurer 417-625-5108 jwatson@empiredistrict.com

THE EMPIRE DISTRICT ELECTRIC COMPANY
EARNINGS REPORT AND DECLARATION OF DIVIDENDS

JOPLIN, MO, October 25, 2007— (NYSE:EDE) At the Board of Directors meeting of The Empire District Electric Company held today, the Directors declared a quarterly dividend of $0.32 per share on common stock payable December 15, 2007, to holders of record as of December 1, 2007.

The Company, an operator of regulated electric, gas and water utilities, announced today the following results for the quarter and twelve month periods ended September 30, 2007:

Highlights

•
The Company reported consolidated earnings for the third quarter of 2007 of $23.3 million, or $0.76 per share, compared with earnings in the same quarter of 2006 of $22.4 million, or $0.74 per share. Earnings for the twelve months ended September 30, 2007 were $41.8 million, or $1.38 per share. This compares to earnings of $32.3 million, or $1.19 per share, for the twelve months ended September 30, 2006. The September 2007 twelve months ended includes the effect of the January ice storm which reduced current period earnings per share by approximately $0.10. The issuance of shares in June of 2006 diluted earnings per share by an estimated $0.14 for the twelve-month period ended September 30, 2007 compared to the 2006 twelve-month period.

•
On October 1, the Company filed a request with the Missouri Public Service Commission for changes in rates for its Missouri electric customers. The Company is seeking an annual increase in revenues of approximately $34.7 million, or 10.1%. The filing is intended to provide rate relief to the Company for construction additions totaling more than $120 million since its last Missouri filing. Those additions include the new 150-megawatt generating unit at the Riverton Power Plant, construction of a selective catalytic reduction system at the Asbury Power Plant, and significant reconstruction work during the catastrophic ice storm in January. Continued volatility in fuel and purchased energy costs compelled the Company to also request implementation of a fuel recovery mechanism.

•
On September 30, the Company sold its subsidiary, Fast Freedom, Inc., which provided wireless broadband, DSL, and dial-up Internet service in addition to Web site hosting. The effects of the sale were not material to the quarterly results.

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THE EMPIRE DISTRICT ELECTRIC COMPANY • 602 JOPLIN STREET • JOPLIN, MISSOURI 64802 • 417-625-5100 • FAX: 417-625-5169 •www.empiredistrict.com

Page 2 – October 25, 2007

THE EMPIRE DISTRICT ELECTRIC COMPANY SEGMENT FINANCIAL HIGHLIGHTS (in 000’s except per share information, certain segment amounts exclude eliminations )
	Quarter Ended September 30, 2007				Quarter Ended September 30, 2006
	Electric	Gas	Other	Consolidated	Electric	Gas	Other	Consolidated
Revenues	$135,980	$5,642	$986	$142,487	$125,308	$4,930	$728	$130,870
Fuel & Purchase Power Exp.	52,402	2,607	––	55,009	48,535	2,222	––	50,757
Other Operating Expenses	52,152	3,073	704	55,808	46,279	2,847	629	49,659
Operating Income (Loss)	31,426	(38)	282	31,670	30,494	(139)	99	30,454
Net Income (Loss) from Continuing Operations	24,015	(907)	92	23,200	23,418	(1,113)	71	22,376
Net Income (Loss) from Discontinued Operations	––	––	111	111	––	––	(24)	(24)
Net Income (Loss)	$24,015	$(907)	$203	$23,311	$23,418	$(1,113)	$47	$22,352
Earnings Per Weighted-Average Share, Common and Diluted				$0.76				$0.74

Electric Results

New rates which went into effect on January 1, 2007 for Missouri electric customers increased revenues by an estimated $9.9 million for the third quarter compared to the same quarter in the prior year. Revenues also increased an estimated $4.3 million from off-system sales. Customer growth, our estimate of the impact of weather and other electric revenues collectively added $2.4 million as well. This was partially offset by a decrease of $5.9 million as the 2006 quarter included an increase in revenue for a revision to our unbilled revenue estimate. Overall, revenues increased $10.7 million which represents an 8.5% increase over the third quarter of 2006.

Total electric fuel and purchased power costs for the quarter increased by $3.9 million, or 8.0%, compared to the

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 THE EMPIRE DISTRICT ELECTRIC COMPANY • 602 JOPLIN STREET • JOPLIN, MISSOURI 64802 • 417-625-5100 • FAX: 417-625-5169 •www.empiredistrict.com

Page 3 – October 25, 2007

third quarter of last year.  Natural gas and coal prices both decreased slightly but were offset by higher natural gas volumes resulting in a $3.2 million increase in electric fuel.  Purchased power costs increased $0.7 million as our volume and price both increased slightly compared to 2006.  Other operating and maintenance expenses increased approximately $3.0 million due to small increases in several areas such as customer accounts, pension, outside services, and distribution expenses. Depreciation and amortization increased $3.5 million, reflecting the regulatory amortization granted in our last Missouri electric rate case.

Gas Results
Revenues from gas operations for the third quarter ended September 30, 2007 increased $0.7 million compared to the same quarter of 2006. The cost of natural gas also increased $0.4 million on a quarterly comparative basis. Due to the seasonality of the gas operations, considerably lower volumes and ultimately lower earnings are expected during the third quarter of our fiscal year. Gas operations and maintenance expenses also decreased approximately $0.3 million. This decrease is mostly the result of gas operations being fully integrated into the Company for 2007 whereas the third quarter of 2006 included transition service costs paid to Aquila, Inc. subsequent to the purchase of the gas operations on June 1, 2006.

Consolidated Results
Total interest charges increased $1.3 million in the third quarter of 2007 compared to the prior year period. This increase reflects interest on $80 million of first mortgage bonds issued March 26, 2007 by EDE, the proceeds of which were used to pay down short-term indebtedness incurred as a result of our on-going construction program. Partially offsetting the increase in interest expense is the debt component of allowance for funds used during construction (AFUDC) which increased $0.2 million compared to the same period last year. The Company’s other income and deductions provided $0.9 million of additional income compared to the 2006 third quarter, and includes an increase of approximately $0.7 million from the equity component of AFUDC.

The following reconciliation of basic earnings per share compares the quarter ended September 30, 2006 versus September 30, 2007 and is a non-GAAP presentation. We believe this information is useful in understanding the fluctuation in earnings per share between the prior and current period. The reconciliation presents the after tax impact of significant items and components of the statement of operations on a per share basis before the impact of additional stock issuances. This reconciliation may not be comparable to other companies or more useful than the GAAP presentation included in the statements of operations which will be included in our quarterly 10-Q filing.

Three Months Ended
Earnings Per Share – September 30, 2006	$ 0.74

Revenues
Electric	0.23
Gas	0.02

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 THE EMPIRE DISTRICT ELECTRIC COMPANY • 602 JOPLIN STREET • JOPLIN, MISSOURI 64802 • 417-625-5100 • FAX: 417-625-5169 •www.empiredistrict.com

Page 4 – October 25, 2007

Expenses
Electric fuel	(0.07)
Purchased power	(0.01)
Cost of natural gas	(0.01)
Regulated – electric	(0.05)
Regulated –gas	0.01
Maintenance and repairs	(0.02)
Depreciation and amortization	(0.08)
Other taxes	(0.02)
Change in effective income tax rates	0.03
Interest charges	(0.03)
AFUDC	0.02
Discontinued operations	0.00

Earnings Per Share – September 30, 2007	$ 0.76

Earnings Conference Call

Bill Gipson, President and CEO, will host a conference call Friday, October 26, 2007, at 1:00 p.m. Eastern Time to discuss earnings for the third quarter and twelve months ended September 30, 2007. To phone in to the conference call, parties in the United States should dial 1-800-240-7305, any time after 12:45 p.m. Eastern Time. The presentation can also be accessed from Empire’s website at www.empiredistrict.com. A replay of the call will be available for two weeks by dialing 1-800-405-2236 and entering passcode 11099495#. Forward-looking and other material information may be discussed during the conference call.

Based in Joplin, Missouri, The Empire District Electric Company (NYSE:EDE) is an investor-owned utility providing electric, natural gas (through its wholly owned subsidiary The Empire District Gas Company) and water service, with approximately 215,000 customers in Missouri, Kansas, Oklahoma, and Arkansas.  A subsidiary of the Company also provides fiber optic services.

Certain matters discussed in this press release are “forward-looking statements” intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995.  Such statements address future plans, objectives, expectations, and events or conditions concerning various matters.  Actual results in each case could differ materially from those currently anticipated in such statements, by reason of the factors noted in our filings with the SEC, including the most recent Form 10-K.

 THE EMPIRE DISTRICT ELECTRIC COMPANY • 602 JOPLIN STREET • JOPLIN, MISSOURI 64802 • 417-625-5100 • FAX: 417-625-5169 •www.empiredistrict.com